Exhibit 99.1
MEDTOX® Scientific, Inc.
First Quarter Conference Call
April 12, 2012

Kevin Wiersma, MEDTOX - COO - Forensic Laboratory Operations & CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Drugs-of-Abuse Laboratory Services division, and also CFO of the Company.  Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward-looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.  We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.

Our Laboratory segment drugs-of-abuse business showed quarterly growth of 13.6% in new business, which was offset by a 3.9% decrease in revenues from our existing client base.  Revenues from our existing client base continue to be negatively impacted by economic conditions.  While economic conditions may continue to have a negative impact on laboratory drugs-of-abuse testing volumes from our existing client base, we have demonstrated a consistent ability to add new business quarter over quarter and year over year.  Our clinical business continued to show solid growth in the quarter.  Quarterly revenue attributed to our clinical laboratory exceeded that of the laboratory drugs-of-abuse testing services by a ratio of 52.0% to 48.0%.  Kevin will provide details.  Clinical Trial Services had a solid quarter, but was down from a record first quarter in 2011.  Due to the project-based nature of Clinical Trial Services, it may show variability from quarter to quarter.  Therefore, the Company believes that viewing performance over a longer term provides a better basis on which to judge this market.  The compound annual growth rate from 2009 to 2011 in CTS was 18.0%.  While we have not yet received significant revenue from them, we added 18 new client relationships in CTS in 2011.

In the Diagnostic segment, revenues again showed solid growth for the quarter, compared to the prior-year period.  Two notable product areas for the quarter were increases in our hospital-based Reader and cassette sales; and new sales from our EZ-SCREEN® cup which was introduced in late 2011.  We have previously disclosed that we are exiting the Contract Manufacturing business, and at year-end, we told you we expected negligible revenue in the first quarter from Contract Manufacturing.  Our one remaining customer was unable to convert to internal manufacturing at year-end and purchased approximately $640,000 of product in the quarter to have inventory on hand while they convert internally.  The equipment related to this product line has now been sold and shipped to the customer.  Therefore, we have finally exited the business.  We sent the final bill for $70,500 in April, resulting from remaining parts and components sold to that customer.

Kevin …

Kevin Wiersma, MEDTOX - COO - Forensic Laboratory Operations & CFO:

Thank you, Dick.  Here are some details regarding the quarter.

Revenues were $28.6 million for the quarter, up 13.9% from the first quarter of last year.

In our lab business, first quarter revenues were $22.1 million, up 13.5% from the first quarter of last year.  Revenues from drugs-of-abuse testing increased 9.7% for the quarter due to strong revenues from new clients, partially offset by a decline in revenues from existing clients.  Revenues in our clinical and other laboratory services were up 25.2% for the quarter due to continued strong growth generated by our expanded clinical laboratory capabilities, including testing for prescription management.  Revenues in Clinical Trial Services were down 6.4% for the quarter, compared to a very strong first quarter of 2011.

In our diagnostic business, first quarter revenues were $6.4 million, up 15.4% from last year due to an increase in revenues in the workplace drugs-of-abuse and government markets with our newly introduced EZ-SCREEN® cup device, and increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.

Our overall gross margin was 41.5% in the first quarter, compared to 39.1% last year.

Our lab business operated at a 36.5% margin in the first quarter, up from 33.6% in the first quarter of last year.  The improvement in margin was due to test mix and an increase in volume.

Margins in our POC diagnostic division were 58.5%, up from 58.2% last year.

Our selling, general and administrative expenses were $8.8 million in the quarter, compared to $8.0 million in the first quarter last year.  The increase was primarily due to increased sales and marketing expenses and increased incentive-based compensation.  As a percentage of revenues, selling, general and administrative expenses were 30.8%, down from 31.8% last year.

Research and development expenses were $689,000 in the quarter up from $594,000 in the first quarter of last year and were held constant at 2.4% of revenues.

Net income for the quarter was $1.5 million, up 92.3% from last year.

Diluted earnings per share were $0.17 in the quarter, compared to $0.09 per share last year.

In terms of the balance sheet, our cash balance was $7.0 million at quarter-end, and our trade receivables are up from their year-end level, due to higher February and March sales.  Our days sales outstanding was 56.5 days for the quarter, compared to 66.8 days last year.  We had no short-term or long-term debt at quarter-end.

For the first three months of the year, capital expenditures were $1.0 million and depreciation and amortization was $1.5 million.  Cash flow from operations was $2.7 million in the quarter.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Nick Halen - Sidoti & Company - Analyst

Good morning, guys. Just in terms of the margins, you guys are obviously showing strong gross margin and a lot of operating leverage in the quarter. And I know we're not too far away from it now, but I was wondering what it would take for you guys to get to a double-digit operating margin, I guess in terms of top-line growth, where would you need to see that?

Kevin Wiersma - MEDTOX - COO - Forensic Laboratory Operations & CFO

Nick, as demonstrated in the quarter, quite a bit of leverage on the operating line, we'd anticipate that would continue as we see top-line growth levels in the area that we had seen in this past quarter. And I guess, relative to going forward, work that in your model, and the historical data, and I think you can come up with a pretty good target.

Nick Halen - Sidoti & Company - Analyst

Okay. I know you guys are building up a nice chunk of cash here. I was kind of wondering, right now, what are you guys focused on in terms of uses of that cash?

Dick Braun - MEDTOX - Chairman, President & CEO

We're not focused on using it at all. We're comfortable having cash on the balance sheet, and we have no immediate plans for it.

Nick Halen - Sidoti & Company - Analyst

Okay. And now, just in terms of the new customers that you guys were awarded in the quarter, I mean, is there any industries in particular where you guys saw some strength and where you guys are kind of focusing on now? Or is it kind of widespread?

Jim Schoonover - MEDTOX - VP & CMO

Nick, this is Jim Schoonover, it was pretty widespread. We had consistent new customer growth in pretty much all areas. As Dick and Kevin mentioned a couple of strong ones; particular areas were the hospital lab market, where we're selling not only our pain management testing but also our Reader, and then additional customers within the prescription management market, those were particularly strong. But we had a good quarter in workplace, and we think it was pretty widespread.

Nick Halen - Sidoti & Company - Analyst

Okay, great. Thanks, guys.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, guys, and congratulations on the great quarter. Jim, you mentioned the hospital business being a particular area of strength within diagnostic products. Could you give us a little feel for some of the metrics on Readers and accounts and activity?

Jim Schoonover - MEDTOX - VP & CMO

Sure, Steve. We placed 55 new Readers in that market in Q1, and that was compared to 48 in Q4. So it was a good strong quarter for that. We have 91 Readers now in the backlog that are being evaluated, compared to 79 at the end of Q4. Total Readers out in the field, but this includes a number of hospitals that have multiple Readers, is 757, and that's up from 702.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of consumable utilization, are you continuing to see what you would have expected there?

Jim Schoonover - MEDTOX - VP & CMO

Yes. It seems, over the last 12 months, to have increased a bit. We think the average now is about three boxes or 75 devices per month per customer, and that's up slightly from somewhere in the 50 to 60 device range previously. So, the utilization seems to be up a bit.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. And the type of customers, size, or any other characteristic that you're having success with, has that stayed pretty consistent, or is there some evolution there?

Jim Schoonover - MEDTOX - VP & CMO

No, it's been pretty consistent. As we've often said, the larger hospitals tend to use auto analyzers for that type of testing. So we tend to focus on small to medium-sized hospitals, and that continues to be our focus.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. The other product you mentioned both in the press release and the prepared commentary is the EZ-SCREEN® cup device. It seems like you're having some success with that. Can you tell us a little bit about how that's differentiated you or given you some extra octane in the market, and where that's being accepted?

Jim Schoonover - MEDTOX - VP & CMO

Yes. It's being accepted both in what we call our government market, which is probation, parole, rehab, et cetera; as well as, the workplace market. And I think it's simply an acceptance of a very simple design; it's a very easy product to utilize, it ships well to the laboratory when confirmation testing is required, and it performs very well in terms of the quality of the analytical strips on it. So it's a simplified, streamlined design that seems to be exactly what the market is looking for in both those areas.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Has that helped you expand your customer footprint, or just gain more share at customers?

Jim Schoonover - MEDTOX - VP & CMO

No, it's somewhat both, but primarily, it's expanding our reach into those markets. We had success gaining new market share from customers we had not done business with previously.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. One more for you. Last conference call, you talked about making some additions to the sales and marketing team. What have you done?
How has it gone? And what are the plans going forward?

Jim Schoonover - MEDTOX - VP & CMO

Well, as I mentioned last call, we did add four additional sales reps to our workplace and to the prescription management side of the business. It generally takes two months to three months for those individuals to get trained, and up and running and productive. We're very happy with the progress of the new people. We do not have plans just yet for additional people in the sales force at this time, but we would certainly leave that option open going forward.

Steven Crowley - Craig-Hallum Capital Group - Analyst

How big is the group in total now, or however you'd like to describe it?

Jim Schoonover - MEDTOX - VP & CMO

Well, across all product areas, we have 7 sales directors/sales managers, and then 55 salespeople in total, that's a combination of sales reps and associate sales reps, which are more entry-level positions.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Kevin, in terms of the revenue buckets within products, can you give us those three buckets?

Kevin Wiersma - MEDTOX - COO - Forensic Laboratory Operations & CFO

Sure, Steve. On our point-of-collection testing products, revenue in the quarter was $5.6 million; Contract Manufacturing, $640,000; and other diagnostic products, $200,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And I think what you said in the prepared commentary is there'd be a little bit of residual in Contract Manufacturing for that April shipment, and then that would go away.

Kevin Wiersma - MEDTOX - COO - Forensic Laboratory Operations & CFO

Correct.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. One other question from me and I'll hop in the queue. The strength in the specialty lab or the other clinical laboratory, can you give us a little bit of a feel for what's strong there? You did mention the prescription management business, why you're having success in that marketplace. And is it because you've been able to differentiate yourself in a few ways? Or maybe talk to us a little bit about what's been driving that business and whether that can continue?

Jim Schoonover - MEDTOX - VP & CMO

Sure. A couple of comments: number one, prescription management had a very good quarter; CTS had a good quarter, although compared to a very strong 2011; and our, what we call, other clinical testing, which is our therapeutic drug monitoring, our send-out testing in laboratories – or hospital laboratories, et cetera, that was up more than it's been in the past, from a metric point of view.

As it relates to prescription management, I think it's fairly simple. We have a very, very comprehensive panel that we offer pain physicians. It allows them to handle the issue of patient compliance, and making sure that the physician knows what drugs are being taken by that patient, either prescribed by an individual physician or by multiple physicians. So it cuts down on adverse drug reactions and things of that nature. So I think the completeness and the comprehensive nature of our product offering resonates extremely well in that market. And we found that with hospital-based pain clinic clients, they've had a particular interest in the breadth of the program. So that is an area that we'd been looking at or attacking now for about six or seven months, and we're getting some traction there.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. And then maybe just one for Dick. In terms of the improvement in the workplace drugs-of-abuse business within the existing base of clients, how does that look and feel to you, Dick, in terms of maybe having turned the corner? Has it been persistent enough where there's clearly a trend of improvement, yet maybe difficult to call? I'm just wondering how you're feeling about it and how you'd characterize it?

Dick Braun - MEDTOX - Chairman, President & CEO

Well, clearly, the drop-off in the existing volume of revenues from the existing clients has gotten smaller recently. But I think it's difficult to predict, Steve, because January and February were very favorable, but March was not so favorable, with regards to volume from existing clients. And the beginning of the second quarter; it's early -- it's difficult to tell because we had an early Easter. So I think the real answer there is that Jim's people are doing a good job and they just need to sell more to new clients.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Thanks for taking my questions.

Ben Haynor - Feltl and Company - Analyst

Good morning, guys. Could you just repeat the number for new account drugs-of-abuse business? I missed it at the beginning of the call.

Dick Braun - MEDTOX - Chairman, President & CEO

New quarterly growth in revenues in drugs-of-abuse was 13.6%, offset by a 3.9% decrease in revenues from the existing client base.

Ben Haynor - Feltl and Company - Analyst

Okay, great. And then, do you think weather helped you out in January and February? As far as the DAU volumes go?

Kevin Wiersma - MEDTOX - COO - Forensic Laboratory Operations & CFO

You know, where weather impacts us, if there's severe weather, particularly on the East Coast where the population is more dense and we get more samples, so if that East Coast shuts down due to a blizzard, that will impact our volume. And I guess I'd have to go back and compare severe weather days quarter over quarter. But I don't believe that it had a material impact.

Ben Haynor - Feltl and Company - Analyst

Okay. And then on the laboratory gross margin, do you think this level is sustainable at this volume level, assuming gas prices don't go up substantially?

Kevin Wiersma - MEDTOX - COO - Forensic Laboratory Operations & CFO

Yes.

Ben Haynor - Feltl and Company - Analyst

Okay, great. That's all I had. Thank you, guys.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce second quarter results.  Thank you.